Exhibit 10.12

PUMATECH, INC.
EXHIBIT A TO EXERCISE NOTICE

FULL RECOURSE PROMISSORY NOTE

$ 309,750	San Jose, California June 14, 2002

FOR VALUE RECEIVED, WOODSON M. HOBBS, an individual (“Borrower”), hereby promises to pay to the order of PUMATECH, INC., a Delaware corporation (“Company”) the principal sum of $ 309,750 , plus interest which is compounded in accordance herewith, on the date (the “Maturity Date”) which is the sixth anniversary of the date of this Note; and to pay interest in arrears on said sum, or such lesser amount as shall from time to time be outstanding hereunder upon prepayment (to the extent thereof) and on the Maturity Date, at an annual rate of interest (based on a year of 365 days and actual days elapsed) equal to four and three quarters percent (4.75%) (the “Rate”).

1.    Payment Terms.

1.1.    Location of Payment.    Borrower shall make all payments hereunder to Company at 2550 North First Street, San Jose, California or to such other location as the holder hereof shall specify in writing to Borrower, in lawful money of the United States and in same day or immediately available funds.

1.2.    Principal and Interest Payments; Compounding of Interest.    The principal amount of this Note shall be due and payable on the Maturity Date. Accrued interest on the principal amount of this Note shall be due and payable on prepayment, to the extent thereof.

1.3.    Prepayment.

(a)  At his option, Borrower may, upon three (3) business day’s notice to Company, prepay this Note in whole or in part without penalty.

(b)  If Borrower proposes to sell, transfer or assign any shares of the shares of stock which are pledged to secure this Note pursuant to the Security Agreement (as hereinafter defined), then first the accrued interest, and then the principal amount of this Note shall be prepaid from the sale proceeds in an amount proportionally equal to the proportion which the shares which are to be sold, transferred or assigned bears to the original number of shares pledged under the Security Agreement (as adjusted for any stock splits, recapitalizations, etc.). Such prepayment shall be made simultaneous with such sale, transfer or assignment.

(c)  If Borrower receives, in connection with his employment with the Company, any bonus in an amount that exceeds one hundred percent (100%) of his base salary at the time of such bonus, sixty percent (60%) of the excess of the bonus over 100% of the base salary shall be automatically applied by the Company first to accrued interest, and then to the principal then outstanding under this Note. By way of example only, if Borrower’s base salary is $300,000 and his annual bonus is $400,000, then the amount that shall be applied as a prepayment under this paragraph will be $60,000 (60% of ($400,000 – $300,000)).

1.4.    Date of Payment.    Whenever any payment due hereunder shall fall due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of interest.

1.5.    Late Payments.    If any amounts required to be paid by Borrower under this Note remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Rate plus two percent (2%).

1.6.    Notations on Note.    Borrower hereby authorizes Company to record on the schedule(s) annexed to this Note the date and amount of each payment or prepayment of principal or interest made by Borrower.

1.7.    Usury Savings Clause.    Notwithstanding any other term of this Note, Company shall never be entitled to receive, collect or apply as interest on this Note, any amount in excess of the maximum rate of interest (the “Maximum Rate”) which Company is allowed to charge or receive under applicable law and, if Company ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated under this Note as such; and, if the principal of this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In furtherance of the foregoing, Borrower and Company (by its acceptance of this Note) stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Company shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout the entire term thereof; provided, that if this Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received would exceed the Maximum Rate, then Company shall refund to Borrower the amount of such excess or credit against the principal of this Note, and, in such event, Company shall not be subject to any penalties provided by law for contracting for, charging or receiving interest in excess of the Maximum Rate.

2.    Borrower’s Representations and Warranties.    Borrower hereby represents and warrants to Company that this Note has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against him in accordance with its terms, except as the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except as the availability of certain equitable remedies may be limited by certain equitable principles of general applicability.

3.    Security.    This Note is secured by that certain Security Agreement dated as of the date of this Note (the “Security Agreement”) from Borrower in favor of Company.

4.    Events of Default.    The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)  Borrower shall fail to pay when due any principal, interest or other amount payable under the terms of this Note and such failure shall continue for ten (10) days; or

(b)  Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Security Agreement and such failure shall continue for fifteen (15) days after Company notifies Borrower of such failure; or

(c)  Any representation or warranty made by Borrower to Company in this Note or the Security Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made; or

(d)  Any of the following shall occur (i) a receiver, trustee or custodian shall be appointed for Borrower or all or a substantial part of his property, (ii) Borrower shall make a general assignment for the benefit of creditors, (iii) Borrower shall become insolvent (as such term may be defined or interpreted under any applicable statute), (iv) a voluntary or involuntary case or other proceeding seeking relief with respect to Borrower or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced; or

(e)  Borrower’s consulting or employment relationship with Company shall terminate for any reason.

5.    Remedies.    Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 4(d) or Section 4(e)) and at any time thereafter during the continuance of such Event of Default, Company may by written notice to Borrower, declare all outstanding obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 4(d) immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 4(e), immediately and without notice, all outstanding obligations payable by Borrower hereunder shall automatically become due and payable as of the date one (1) year after such Event of Default without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Company may exercise any right, power or remedy permitted to it by the Security Agreement or law, either by suit in equity or by action at law, or both.

6.    Notices.    All notices, demands or consents required or permitted under this Note shall be in writing and shall be delivered personally or sent by national overnight courier service or by registered or certified, return receipt requested mail to the address set forth, with respect to Borrower, below his signature on this Note and, with respect to Company, at the address indicated in Section 1.1 of this Note, or to such other address as the recipient of any notice shall have notified the other. All notices, demands or consents shall be deemed effective upon personal delivery or three (3) days following dispatch in the United States mail in accordance with this section, or one (1) business day following deposit with any national overnight courier service in accordance with this section. The requirements of this section shall be strictly followed and the terms of this provision shall be strictly construed and applied.

7.    Miscellaneous.    Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by Company in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding unrelated to enforcement of Borrower’s obligations, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

/s/ WOODSON HOBBS
BORROWER

WOODSON	M. HOBBS
530 Oak Grove Avenue
Suite 102
Menlo Park, CA 94025

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